UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Black Knight Financial Services, Inc.
 (Name of Issuer)

Class A Common Stock, par value $0.0001 per share
(Title of Class of Securities)

09214X100
(CUSIP Number)

December 31, 2015
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 09214X100	13G	PAGE 2 OF 26

1	NAME OF REPORTING PERSON
Thomas H. Lee Advisors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
39,308,240 Class A Common Stock 1,516,342 Class B Common Stock (1)

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
39,308,240 Class A Common Stock 1,516,342 Class B Common Stock (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
39,308,240 Class A Common Stock 1,516,342 Class B Common Stock (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
58.74% (2)

12	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT

(1)	The Reporting Person has a right to exchange shares of Class B Common Stock, together with an equal number of membership interests of Black Knight Financial Services, LLC, for an equal number of shares of Class A Common Stock of the Issuer within 60 days.

(2)	The calculation of the foregoing percentage is based on 67,985,680 shares of Class A Common Stock outstanding as of October 29, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2015, and the Reporting Person’s 1,516,342 shares of Class B Common Stock in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934.

CUSIP NO. 09214X100	13G	PAGE 3 OF 26

1	NAME OF REPORTING PERSON
Thomas H. Lee Equity Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
10,942,187 Class A Common Stock

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
10,942,187 Class A Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,942,187 Class A Common Stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
16.09% (1)

12	TYPE OF REPORTING PERSON*
PN

*SEE INSTRUCTIONS BEFORE FILLING OUT

(1)	The calculation of the foregoing percentage is based on 67,985,680 shares of Class A Common Stock outstanding as of October 29, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2015.

CUSIP NO. 09214X100	13G	PAGE 4 OF 26

1	NAME OF REPORTING PERSON
Thomas H. Lee Parallel Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
7,409,467 Class A Common Stock

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
7,409,467 Class A Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,409,467 Class A Common Stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.90% (1)

12	TYPE OF REPORTING PERSON*
PN

*SEE INSTRUCTIONS BEFORE FILLING OUT

(1)	The calculation of the foregoing percentage is based on 67,985,680 shares of Class A Common Stock outstanding as of October 29, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2015.

CUSIP NO. 09214X100	13G	PAGE 5 OF 26

1	NAME OF REPORTING PERSON
Thomas H. Lee Parallel (DT) Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
1,294,285 Class A Common Stock

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
1,294,285 Class A Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,294,285 Class A Common Stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.90% (1)

12	TYPE OF REPORTING PERSON*
PN

*SEE INSTRUCTIONS BEFORE FILLING OUT

(1)	The calculation of the foregoing percentage is based on 67,985,680 shares of Class A Common Stock outstanding as of October 29, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2015.

CUSIP NO. 09214X100	13G	PAGE 6 OF 26

1	NAME OF REPORTING PERSON
THL Coinvestment Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
358,963 Class A Common Stock

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
358,963 Class A Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
358,963 Class A Common Stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.53% (1)

12	TYPE OF REPORTING PERSON*
PN

*SEE INSTRUCTIONS BEFORE FILLING OUT

(1)	The calculation of the foregoing percentage is based on 67,985,680 shares of Class A Common Stock outstanding as of October 29, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2015.

CUSIP NO. 09214X100	13G	PAGE 7 OF 26

1	NAME OF REPORTING PERSON
THL Operating Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
2,113 Class A Common Stock

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
2,113 Class A Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,113 Class A Common Stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01% (1)

12	TYPE OF REPORTING PERSON*
PN

*SEE INSTRUCTIONS BEFORE FILLING OUT

(1)	The calculation of the foregoing percentage is based on 67,985,680 shares of Class A Common Stock outstanding as of October 29, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2015.

CUSIP NO. 09214X100	13G	PAGE 8 OF 26

1	NAME OF REPORTING PERSON
Great-West Investors L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
56,935 Class A Common Stock

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
56,935 Class A Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
56,935 Class A Common Stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.08% (1)

12	TYPE OF REPORTING PERSON*
PN

*SEE INSTRUCTIONS BEFORE FILLING OUT

(1)	The calculation of the foregoing percentage is based on 67,985,680 shares of Class A Common Stock outstanding as of October 29, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2015.

CUSIP NO. 09214X100	13G	PAGE 9 OF 26

1	NAME OF REPORTING PERSON
Putnam Investments Employees’ Securities Company III, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
56,736 Class A Common Stock

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
56,736 Class A Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
56,736 Class A Common Stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.08% (1)

12	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT

(1)	The calculation of the foregoing percentage is based on 67,985,680 shares of Class A Common Stock outstanding as of October 29, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2015.

CUSIP NO. 09214X100	13G	PAGE 10 OF 26

1	NAME OF REPORTING PERSON
THL Equity Fund VI Investors (BKFS), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
11,080,958 Class A Common Stock

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
11,080,958 Class A Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,080,958 Class A Common Stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
16.30% (1)

12	TYPE OF REPORTING PERSON*
PN

*SEE INSTRUCTIONS BEFORE FILLING OUT

(1)	The calculation of the foregoing percentage is based on 67,985,680 shares of Class A Common Stock outstanding as of October 29, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2015.

CUSIP NO. 09214X100	13G	PAGE 11 OF 26

1	NAME OF REPORTING PERSON
THL Equity Fund VI Investors (BKFS) II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
6,940,179 Class A Common Stock

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
6,940,179 Class A Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,940,179 Class A Common Stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.21% (1)

12	TYPE OF REPORTING PERSON*
PN

*SEE INSTRUCTIONS BEFORE FILLING OUT

(1)	The calculation of the foregoing percentage is based on 67,985,680 shares of Class A Common Stock outstanding as of October 29, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2015.

CUSIP NO. 09214X100	13G	PAGE 12 OF 26

1	NAME OF REPORTING PERSON
THL Equity Fund VI Investors (BKFS) III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
1,166,417 Class A Common Stock

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
1,166,417 Class A Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,166,417 Class A Common Stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.72% (1)

12	TYPE OF REPORTING PERSON*
PN

*SEE INSTRUCTIONS BEFORE FILLING OUT

(1)	The calculation of the foregoing percentage is based on 67,985,680 shares of Class A Common Stock outstanding as of October 29, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2015.

CUSIP NO. 09214X100	13G	PAGE 13 OF 26

1	NAME OF REPORTING PERSON
THL Equity Fund VI Investors (BKFS-LM), LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
1,458,021 Class B Common Stock (1)

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
1,458,021 Class B Common Stock (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,458,021 Class B Common Stock (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.10% (2)

12	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT

(1)	The Reporting Person has a right to exchange shares of Class B Common Stock, together with an equal number of membership interests of Black Knight Financial Services, LLC, for an equal number of shares of Class A Common Stock of the Issuer within 60 days.

(2)	The calculation of the foregoing percentage is based on 67,985,680 shares of Class A Common Stock outstanding as of October 29, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2015, and the Reporting Person’s 1,458,021 shares of Class B Common Stock in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934.

CUSIP NO. 09214X100	13G	PAGE 14 OF 26

1	NAME OF REPORTING PERSON
THL Equity Fund VI Investors (BKFS-NB), LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
58,321 Class B Common Stock (1)

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
58,321 Class B Common Stock (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
58,321 Class B Common Stock (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.09% (2)

12	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT

(1)	The Reporting Person has a right to exchange shares of Class B Common Stock, together with an equal number of membership interests of Black Knight Financial Services, LLC, for an equal number of shares of Class A Common Stock of the Issuer within 60 days.

(2)	The calculation of the foregoing percentage is based on 67,985,680 shares of Class A Common Stock outstanding as of October 29, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2015, and the Reporting Person’s 58,321 shares of Class B Common Stock in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934.

CUSIP NO. 09214X100	13G

Item 1 (a).	Name of Issuer:

Black Knight Financial Services, Inc.

Item 1 (b).	Address of Issuer’s Principal Executive Offices:

601 Riverside Avenue
Jacksonville, Florida 32204

Item 2 (a).	Name of Person Filing:

This statement is being filed on behalf of the following (collectively, the “Reporting Persons): (1) Thomas H. Lee Advisors, LLC, a Delaware limited liability company (“THL Advisors”); (2) Thomas H. Lee Equity Fund VI, L.P., a Delaware limited partnership (“THL Equity VI”); (3) Thomas H. Lee Parallel Fund VI, L.P., a Delaware limited partnership (“Parallel Fund VI”); (4) Thomas H. Lee Parallel (DT) Fund VI, L.P., a Delaware limited partnership (“DT Fund VI”); (5) THL Coinvestment Partners, L.P., a Delaware limited partnership (“THL Coinvestment”); (6) THL Operating Partners, L.P., a Delaware limited partnership (“THL Operating”); (7) THL Equity Fund VI Investors (BKFS), L.P., a Delaware limited partnership (“THL BKFS”); (8) THL Equity Fund VI Investors (BKFS) II, L.P., a Delaware limited partnership (“THL BKFS II”); (9) THL Equity Fund VI Investors (BKFS) III, L.P., a Delaware limited partnership (“THL BKFS III”); (10) THL Equity Fund VI Investors (BKFS-LM), LLC, a Delaware limited liability company (“THL BKFS-LM”); (11) THL Equity Fund VI Investors (BKFS-NB), LLC, a Delaware limited liability company (“THL BKFS-NB” together with THL Equity VI, Parallel Fund VI, DT Fund VI, THL Coinvestment, THL Operating, THL BKFS, THL BKFS II, THL BKFS III, THL BKFS-LM and THL BKFS-NB the “THL Funds”); (12) Great-West Investors, L.P., a Delaware limited partnership (“Great West”); (13) Putnam Investments Employees’ Securities Company III LLC, a Delaware limited liability company (“Putnam III”).  Entities (1) through (11) are referred to as the “THL Entities”.

THL Advisors is the general partner of Thomas H. Lee Partners, L.P., which in turn is the general partner of THL Coinvestment and the sole member of THL Equity Advisors VI, LLC (“THL Advisors VI”), which in turn is the general partner of the THL Equity VI, Parallel Fund VI, DT Fund VI, THL Operating, THL BKFS, THL BKFS II, THL BKFS III and the sole manager of THL BKFS-LM and THL BKFS-NB.  THL Advisors is attorney-in-fact of Great West and Putnam Investments, LLC, which is the managing member of Putnam Investments Holdings, LLC, which in turn is the managing member of Putnam III.

CUSIP NO. 09214X100	13G

Item 2 (b).	Address of Principal Business Office or, if none, Residence:

For the THL Entities:
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

For Great West:
Great-West Investors, L.P.
8515 East Orchard Road, 3T2
Greenwood Village, CO  80111

For Putnam III:
c/o Putnam Investments, LLC
One Post Office Square
Boston, MA 02109

Item 2 (c).	Citizenship:

Thomas H. Lee Advisors, LLC – Delaware
Thomas H. Lee Equity Fund VI, L.P. – Delaware
Thomas H. Lee Parallel Fund VI, L.P. – Delaware
Thomas H. Lee Parallel (DT) Fund VI, L.P. – Delaware
THL Coinvestment Partners, L.P. – Delaware
THL Operating Partners, L.P. – Delaware
THL Equity Fund VI Investors (BKFS), L.P. – Delaware
THL Equity Fund VI Investors (BKFS) II, L.P. – Delaware
THL Equity Fund VI Investors (BKFS) III, L.P. – Delaware
THL Equity Fund VI Investors (BKFS-LM), L.P. – Delaware
THL Equity Fund VI Investors (BKFS-NB), L.P. – Delaware
Great-West Investors, L.P. – Delaware
Putnam Investments Employees’ Securities Company III, LLC - Delaware

Item 2 (d).	Title of Class of Securities:

Class A Common Stock, $0.0001 par value (the “Class A Common Stock”)

Item 2 (e).	CUSIP Number:

09214X100

Item 3.	Not Applicable

CUSIP NO. 09214X100	13G

Item 4	Ownership

Item 4(a)	Amount Beneficially Owned

This Schedule 13G is being filed on behalf of the Reporting Persons.  The Reporting Persons may be deemed to beneficially own in the aggregate 39,308,240 shares of the Issuer’s Class A Common Stock and 1,516,342 shares of the Issuer’s Class B Common Stock, $0.0001 par value (the “Class B Common Stock”).  The shares of Class B Common Stock, together with an equal number of membership interests of Black Knight Financial Services, LLC, can be exchanged by the Reporting Persons for an equal number of shares of Class A Common Stock of the Issuer within 60 days. The Reporting Persons’ beneficial ownership represents, in the aggregate, 58.73% of the Issuer’s Class A Common Stock, assuming the conversion of all of the Reporting Persons’ Class B Common Stock The percentage of the Class A Common Stock held by the Reporting Persons is based on 67,985,680 shares of the Class A Common Stock of the Issuer outstanding as of October 29, 2015  and each Reporting Person’s shares of Class B Common Stock (the “Outstanding Shares”), as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2015.

The following shares were owned by the Reporting Persons on December 31, 2015:

THL Advisors owned 39,308,240 Class A Common Stock of the Issuer and 1,516,342 Class B Common Stock of the Issuer representing approximately 58.74% of the Outstanding Shares.

THL Equity VI owned 10,942,187 Class A Common Stock of the Issuer, representing approximately 16.09% of the Outstanding Shares.

Parallel Fund VI owned 7,409,467 Class A Common Stock of the Issuer, representing approximately 10.90% of the Outstanding Shares.

DT Fund VI owned 1,294,285 Class A Common Stock of the Issuer, representing approximately 1.90% of the Outstanding Shares.

THL Coinvestment owned 358,963 Class A Common Stock of the Issuer, representing approximately 0.53% of the Outstanding Shares.

THL Operating owned 2,113 Class A Common Stock of the Issuer, representing approximately 0.003% of the Outstanding Shares.

THL BKFS owned 11,080,958 Class A Common Stock of the Issuer, representing approximately 16.30% of the Outstanding Shares.

THL BKFS II owned 6,940,179 Class A Common Stock of the Issuer, representing approximately 10.21% of the Outstanding Shares.

THL BKFS III owned 1,166,417 Class A Common Stock of the Issuer, representing approximately 1.72% of the Outstanding Shares.

Great West owned 56,935 Class A Common Stock of the Issuer, representing approximately 0.08% of the Outstanding Shares.

CUSIP NO. 09214X100	13G

Putnam III owned 56,736 Class A Common Stock of the Issuer, representing approximately 0.08% of the Outstanding Shares.

THL BKFS-LM owned 1,458,021 Class B Common Stock of the Issuer, representing approximately 2.10% of the Outstanding Shares.

THL BKFS-NB owned 58,321 Class B Common Stock of the Issuer, representing approximately 0.09% of the Outstanding Shares.

Each of the Reporting Persons disclaims beneficial ownership of the shares listed in this report, and this report shall not be deemed an admission the Reporting Persons is the beneficial owner of the securities for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein.

Item 4(b)	Percent of Class

See Item 4(a) hereof

Item 4(c)	Number of Shares as to which Such Person has:

(i)	Sole power to vote or to direct the vote:
See Item 5 of each cover page

(ii)	Shared power to vote or to direct the vote:
See Item 6 of each cover page

(iii)	Sole power to dispose or to direct the disposition of:
See Item 7 of each cover page

(iv)	Shared power to dispose or to direct the disposition of:
See Item 8 of each cover page

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Other than set forth herein, no knowledge of anyone owning 5% or more.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

See Item 4(a) above.

Item 9.	Notice of Dissolution of Group

Not Applicable.

CUSIP NO. 09214X100	13G

Item 10.	Certification

(c)            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under Rule 14a–11 under the Exchange Act.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2016

THOMAS H. LEE ADVISORS, LLC
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THOMAS H. LEE EQUITY FUND VI, L.P.
By:	THL Equity Advisors VI, LLC, its General Partner
By:	Thomas H. Lee Partners, L.P., its Sole Member
By:	Thomas H. Lee Advisors, LLC, its General Partners
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THOMAS H. LEE PARALLEL FUND VI, L.P.
By:	THL Equity Advisors VI, LLC, its General Partner
By:	Thomas H. Lee Partners, L.P., its Sole Member
By:	Thomas H. Lee Advisors, LLC, its General Partner
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.
By:	THL Equity Advisors VI, LLC, its General Partner
By:	Thomas H. Lee Partners, L.P., its Sole Member
By:	Thomas H. Lee Advisors, LLC, its General Partner
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THL COINVESTMENT PARTNERS, L.P.
By:	Thomas H. Lee Partners, L.P., its General Partner
By:	Thomas H. Lee Advisors, LLC, its General Partner
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THL OPERATING PARTNERS, L.P.
By:	Thomas H. Lee Partners, L.P., its General Partner
By:	Thomas H. Lee Advisors, LLC, its General Partner
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THL EQUITY FUND VI INVESTORS (BKFS), L.P.
By:	THL Equity Advisors VI, LLC, its General Partner
By:	Thomas H. Lee Partners, L.P., its Sole Member
By:	Thomas H. Lee Advisors, LLC, its General Partner
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THL EQUITY FUND VI INVESTORS (BKFS) II, L.P.
By:	THL Equity Advisors VI, LLC, its General Partner
By:	Thomas H. Lee Partners, L.P., its Sole Member
By:	Thomas H. Lee Advisors, LLC, its General Partner
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THL EQUITY FUND VI INVESTORS (BKFS) III, L.P.
By:	THL Equity Advisors VI, LLC, its General Partner
By:	Thomas H. Lee Partners, L.P., its Sole Member
By:	Thomas H. Lee Advisors, LLC, its General Partner
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THL EQUITY FUND VI INVESTORS (BKFS-LM), LLC
By:	THL Equity Advisors VI, LLC, its Sole Manager
By:	Thomas H. Lee Partners, L.P., its Sole Member
By:	Thomas H. Lee Advisors, LLC, its General Partner
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THL EQUITY FUND VI INVESTORS (BKFS-NB), LLC
By:	THL Equity Advisors VI, LLC, its Sole Manager
By:	Thomas H. Lee Partners, L.P., its Sole Member
By:	Thomas H. Lee Advisors, LLC, its General Partner
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

GREAT-WEST INVESTORS, LP
By:	Thomas H. Lee Advisors, LLC, its Attorney-in-Fact
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III, LLC
By:	Putnam Investment Holdings, LLC, its Managing Member
By:	Putnam Investments, LLC, its Managing Member
By:	Thomas H. Lee Advisors, LLC, its Attorney-in-Fact
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF
SCHEDULE 13G

The undersigned hereby agree as follows:

(i)   Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii)  Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated:  February 11, 2016

THOMAS H. LEE ADVISORS, LLC
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THOMAS H. LEE EQUITY FUND VI, L.P.
By:	THL Equity Advisors VI, LLC, its General Partner
By:	Thomas H. Lee Partners, L.P., its Sole Member
By:	Thomas H. Lee Advisors, LLC, its General Partners
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THOMAS H. LEE PARALLEL FUND VI, L.P.
By:	THL Equity Advisors VI, LLC, its General Partner
By:	Thomas H. Lee Partners, L.P., its Sole Member
By:	Thomas H. Lee Advisors, LLC, its General Partner
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.
By:	THL Equity Advisors VI, LLC, its General Partner
By:	Thomas H. Lee Partners, L.P., its Sole Member
By:	Thomas H. Lee Advisors, LLC, its General Partner
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THL COINVESTMENT PARTNERS, L.P.
By:	Thomas H. Lee Partners, L.P., its General Partner
By:	Thomas H. Lee Advisors, LLC, its General Partner
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THL OPERATING PARTNERS, L.P.
By:	Thomas H. Lee Partners, L.P., its General Partner
By:	Thomas H. Lee Advisors, LLC, its General Partner
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THL EQUITY FUND VI INVESTORS (BKFS), L.P.
By:	THL Equity Advisors VI, LLC, its General Partner
By:	Thomas H. Lee Partners, L.P., its Sole Member
By:	Thomas H. Lee Advisors, LLC, its General Partner
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THL EQUITY FUND VI INVESTORS (BKFS) II, L.P.
By:	THL Equity Advisors VI, LLC, its General Partner
By:	Thomas H. Lee Partners, L.P., its Sole Member
By:	Thomas H. Lee Advisors, LLC, its General Partner
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THL EQUITY FUND VI INVESTORS (BKFS) III, L.P.
By:	THL Equity Advisors VI, LLC, its General Partner
By:	Thomas H. Lee Partners, L.P., its Sole Member
By:	Thomas H. Lee Advisors, LLC, its General Partner
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THL EQUITY FUND VI INVESTORS (BKFS-LM), LLC
By:	THL Equity Advisors VI, LLC, its Sole Manager
By:	Thomas H. Lee Partners, L.P., its Sole Member
By:	Thomas H. Lee Advisors, LLC, its General Partner
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THL EQUITY FUND VI INVESTORS (BKFS-NB), LLC
By:	THL Equity Advisors VI, LLC, its Sole Manager
By:	Thomas H. Lee Partners, L.P., its Sole Member
By:	Thomas H. Lee Advisors, LLC, its General Partner
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

GREAT-WEST INVESTORS, LP
By:	Thomas H. Lee Advisors, LLC, its Attorney-in-Fact
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III, LLC
By:	Putnam Investment Holdings, LLC, its Managing Member
By:	Putnam Investments, LLC, its Managing Member
By:	Thomas H. Lee Advisors, LLC, its Attorney-in-Fact
By:	THL Holdco, LLC, its Managing Member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director